Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Forms S-8 (File No., 333-67086, 333-101321, 333-99237, 333-138719 and 333-153712) pertaining to the Key Employee Share Incentive Plan (1996), United States Share Incentive Plan (2000) and Employee Share Purchase Plan of RadView Software Ltd. of our report dated June 30, 2009, with respect to the consolidated financial statements of RadView Software Ltd. included in this Annual Report on Form 20-F for the year ended December 31, 2008.

June 30, 2009	/s/ Kost Forer Gabbay & Kasierer
Tel Aviv, Israel	Kost Forer Gabbay & Kasierer
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